Exhibit 10.1

AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) is made and entered into as of April 1, 2022, by and between Dalton Farms, LLC, a Colorado limited liability company (“Landlord”), and General Cannabis Corp., a Colorado corporation (“Tenant”). Landlord and Tenant may be referred to in this Amendment individually as a “Party” or collectively as the “Parties.”

WHEREAS, Landlord and Tenant are party to that certain Commercial Lease Agreement dated January 24, 2020 (the “Lease”); and

WHEREAS, the Parties desire to amend the Lease as set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.	Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have their respective meanings ascribed thereto in the Lease.

2.	Base Rent. Effective for the month commencing April 1, 2022, Base Rent shall be decreased to an amount equal to TWENTY-SEVEN THOUSAND DOLLARS ($27,000) per month during calendar year 2022.

3.	Increase in Base Rent. Increases in Base Rent as provided in the Lease shall commence effective as of January 1, 2023.

4.	Purchase of Property upon Termination of Employment. Section 6.D of the Lease is hereby amended and restated in its entirety to read as follows:

D.  Termination of Employment Agreement.  In the event Tenant terminates the EA, Tenant shall, upon written request from Landlord, use commercially reasonable efforts to assist Landlord in procuring a buyer for the Real Property; or alternatively, at Tenant’s sole option (and without any obligation to so elect), to purchase the Real Property on the following terms:

(1)  The purchase price for the Real Property shall be fair market value, as determined by an independent appraiser selected by Landlord and Tenant within TEN (10) days of EA Termination;

(2)  Tenant may pay the purchase price (a) within ONE HUNDRED EIGHTY (180) days of EA Termination, or (b) pursuant to promissory note, secured by deed of trust for the Real Property, payable over TEN (10) years from the date of EA Termination, which shall bear interest at a rate equal to then published prime rate of interest in the Wall Street Journal on the date of EA Termination plus TWO PERCENT (2%).

5.	Lease Remaining Terms. All provisions contained in the Lease and not amended pursuant to this Amendment shall remain in full force and effect in accordance with their respective terms.

6.

Counterparts; Electronic Signature.  This Amendment may be executed and delivered in counterpart signatures, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  This Amendment may be executed and delivered via electronic signature or similar method.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

LANDLORD:
Dalton Farms, LLC

By:	/s/ John Barker Dalton
John Barker Dalton, Sole Member

TENANT:
General Cannabis Corp.

By:	/s/ Adam Hershey
Name: Adam Hershey
Title: Interim CEO